Exhibit 10.17

This Sublease Amending Agreement made as of September 30, 2002

BETWEEN:

Entrust, Inc.

(the “Sublessor”)

OF THE FIRST PART

Roxio, Inc.

(the “Sublessee”)

OF THE SECOND PART

WITNESSES that whereas:

1.	by a Sublease dated October 31, 2001 (the “Sublease”) and made between the Sublessor, as Sublessor, and the Sublessee, as Sublessee, the Sublessor demised unto the Sublessee the lands and premises described in Schedule A hereto to hold for a term of not less than four (4) years and eight (8) months from the Commencement Date subject to the terms and conditions contained therein;

2.	the Sublessor and the Sublessee wish to amend the Sublease as set out herein;

NOW THEREFORE, in consideration of the Subleased Premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto have agreed that from the Commencement Date, the Sublease shall be and is hereby amended as follows:

1.	By deleting the reference to “62,500 square feet of space” in the recitals of the Sublease and substituting the following:

“61,875 square feet of space”

2.	By deleting the reference to “sixty two thousand five hundred (62,500) square feet of space” in paragraph 5.1 of the Sublease and substituting the following:

“sixty one thousand eight hundred and seventy five (61,875) square feet of space”

3.	By deleting the reference to “twelve thousand five hundred (12,500) square feet of space” in paragraph 5.2 of the Sublease and substituting the following:

“thirteen thousand one hundred and twenty five (13,125) square feet of space”

4.	By adding the following paragraph to the Lease as paragraph 5.5 on page 6, which paragraph shall read as follows:

“In this Sublease, ‘Shared Areas and Facilities” means those parts of the Building which are provided by the Master Lessor for the common use and enjoyment or benefit of the Tenant, the Landlord and other occupants of the Building, and their respective employees, contractors, agents and invitees including, without limitation, recreational areas, landscaped areas, parking areas, roadways, driveways, walkways, sidewalks, skywalks, tunnels, lobbies, entrances, exits, common corridors, halls, stairways and passageways, lavatories, truck courts, truck docks, common loading areas and elevators, ground floor reception, showers, electrical rooms, mechanical rooms and shafts, janitors’ closets, MPOE rooms, elevator equipment rooms and ground floor storage areas and shall be deemed to include any pedestrian walkways, parks or other facilities located on the Lands;

5.	By adding the following paragraph to the Lease as paragraph 5.6 on page 6, which paragraph shall read as follows:

Both	the Sublessor and the Sublessee shall have unlimited access to the Shared Areas and Facilities throughout the Term.

6.	By adding the following paragraph to the Lease as paragraph 5.7 on page 6, which paragraph shall read as follows:

Once weekly during the Term, the Sublessor shall have access to and use of the “All Hands Area” located in the Subleased Premises and identified as E Passage 303 on the plans. Such access shall be on 48 hours advance notice and shall be subject to previously scheduled use by Sublessee. There shall be no rental or charge for the use of the All Hands Area, but any direct costs incurred for consumption of food or beverages or, on a pre-approved basis, other direct costs, in the use of same shall be invoiced to the Sublessor on a per use basis and shall be payable within thirty (30) days of invoice.

7.	By adding the following paragraph to the Lease as paragraph 13.5 on page 14, which paragraph shall read as follows:

Sublessee’s Letter of Credit. No later than February 28, 2003 Sublessee shall deliver to Sublessor an irrevocable, unconditional, standby Letter of Credit (“LOC”) in the amount of $700,000.00 from a financial institution reasonably approved by Sublessor (“Issuer”) to secure the following Sublessee’s obligations to Sublessor:

(a)	that it will, on termination of this Sublease, remove all alterations, improvements or modifications to the Subleased Premises other than the Initial Tenant Improvements; and,

(b)	that it will pay all property taxes, as are required to be paid pursuant to paragraph 3.3 of this Sublease. For greater certainty, the parties acknowledge that the City of Santa Clara will in the future reassess the lands and building of which the Subleased form a portion, and upon such reassessment, the property taxes may substantially increase, for the initial term of the Sublease plus a period of sixty (60) days and for any extended period of attornment required by Master Lessor in its Consent to this Sublease. The LOC shall provide that draws, including partial draws, at Sublessor’s election will be honoured upon the delivery to Issuer a certificate signed by Sublessor, or its authorized agent, that Sublessor is entitled to make the requested draw pursuant to the terms of the Sublease.

If Sublessee fails to:

(a)	pay the amounts due under 7B of this Sublease Amending Agreement;

(b)	remove all alterations, improvements or modifications to the Subleased Premises other than the Initial Tenant Improvements; or,

(c)	pay:

(i)	any contractor for the costs of removing all alterations, improvements or modifications to the Subleased Premises other than the Initial Tenant Improvements; or,

(d)	or otherwise defaults under this Sublease,

Sublessor may, to the extent of such default, use, apply or retain all or any portion of the LOC for payment of any sum for which Sublessor is obligated under this Sublease. Any draw or partial draw of the LOC shall not constitute a waiver by Sublessor of its right to enforce its other remedies hereunder, at law or in equity. The LOC shall be hi effect for the entire initial term of this Sublease plus a period of sixty (60) days and for any extended period of attornment required by Master Lessor in its Consent to this Sublease. The LOC will automatically renew each year during the Sublease term unless the beneficiary under the LOC is given at least thirty (30) days prior notice of a non-renewal by the issuing bank and Sublessor shall be able to draw on the LOC immediately prior to the expiry of the LOC in the event of such notice, provided that Tenant has not obtained a replacement LOC from an alternative financial institution reasonably acceptable to Sublessor prior to such expiry.

Provided however, that that this paragraph 13.5 will not be considered to be a waiver of its right to insist on strict performance of all terms, covenants or conditions of this Sublease. All alterations, improvements or modifications to the Subleased Premises other than the Initial Tenant Improvements after September 30, 2002 shall be subject to the review of the Sublessor pursuant to the terms of the Sublease, and the Sublessor reserves its right to impose such conditions, including the increase of the LOC, on the giving of its consent to such alterations, improvements or modifications to the Subleased Premises.

8.	By deleting the address for notice for the Sublessor in paragraph 15.1 and substituting the following::

Entrust Inc

One Hanover Park

16633 Dallas Parkway

Suite 800

Addison, Texas

USA 75001

Telephone: 972-713-5800

Fax: 972-713-5805

9.	This Sublease Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.	Except as hereby expressly amended, the Sublease is in all respects ratified and confirmed and the terms, conditions and covenants shall remain in full force and effect and nothing contained in this Sublease Amending Agreement shall be construed to release the Sublessee from any obligation under the Sublease.

IN WITNESS WHEREOF the parties have hereto executed this Sublease Amending Agreement.

ROXIO, INC

Per:	/S/ R. ELLIOT CARPENTER
Name: R. Elliot Carpenter
Position: CFO
c/s

Per:	/s/ Mark D. Johnston
Name: Mark D. Johnston
Position: Finance Manager

ENTRUST, INC.

Per:	/s/ David J. Wagner
Name: David J. Wagner
Position: CFO
c/s

Per:
Name:
Position: